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Pricing Supplement dated September 15, 1999                      Rule 424(b)(3)
(To Prospectus dated September 3, 1998 and                    File No. 333-60913
Prospectus Supplement dated September 3, 1998)

                          TOYOTA MOTOR CREDIT CORPORATION

                         Medium-Term Note - Floating Rate
________________________________________________________________________________

Principal Amount:  $200,000,000          Trade Date: September 15, 1999
Issue Price:  100%                       Original Issue Date: September 21, 1999
Initial Interest Rate:  See "Additional  Net Proceeds to Issuer: $200,000,000
                 Terms of the Notes"     Principal's Discount
Interest Payment Period: Quarterly        or Commission: 0.0%
Stated Maturity Date: September 21, 2000

________________________________________________________________________________

Calculation Agent:  Bankers Trust Company
Interest Calculation:
     [X]  Regular Floating Rate Note          [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note                 (Fixed Rate Commencement
            (Fixed Interest Rate):                   Date):
     [ ]  Other Floating Rate Note                      (Fixed Interest Rate):
            (see attached)

     Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
           [ ]  Eleventh District Cost of Funds Rate     [ ]  Federal Funds Rate
           [ ]  LIBOR     [X]  Treasury Rate          [ ]  Other (see attached)
                    If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                      [ ]  Telerate Page:

     Initial Interest Reset Date: See "Additional     Spread (+/-): +0.88%
                    Terms of the Notes"
     Interest Rate Reset Period: Weekly               Spread Multiplier:  N/A
     Interest Reset Dates: See "Additional            Maximum Interest Rate: N/A
                    Terms of the Notes"
     Interest Payment Dates: December 21, March 21,   Minimum Interest Rate: N/A
       June 21 and September 21, commencing           Index Maturity: 3 months
       December 21, 1999                            Index Currency: U.S. dollars


Day Count Convention:
     [ ]  30/360 for the period from     to
     [X]  Actual/Actual for the period from 9/21/1999 to but excluding 9/21/2000
     [ ]  Other (see attached)                        to

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date: N/A
          Initial Redemption Percentage: N/A
          Annual Redemption Percentage Reduction: N/A

Repayment:
     [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:     %
Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated
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                            Credit Suisse First Boston
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Additional Terms of the Notes

     The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement (the "Notes") will be equal to the sum of (i) the Treasury Rate having an Index Maturity of three months as determined in the September 20, 1999 Treasury bill auction (or if no auction is held that day, the immediately preceding auction), as such rate is published on the Issue Date in H.15(519) under the heading "U. S. Government Securities/Treasury Bills/Auction Average (Investment)", plus (ii) 0.88%.

     The Interest Reset Date (including the Initial Interest Reset Date) shall be on the Tuesday of each week (except as otherwise specified in the Prospectus Supplement dated September 3, 1998).

Plan of Distribution

     Under the terms of and subject to the conditions of an Appointment Agreement dated September 15, 1999 and an Appointment Agreement Confirmation dated September 15, 1999 (collectively, the "Agreement"), between TMCC and Credit Suisse First Boston Corporation ("CSFB"), CSFB, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100.00% of their principal amount. CSFB may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by CSFB.

     Under the terms and conditions of the Agreement, CSFB is committed to take and pay for all of the Notes offered hereby if any are taken.

     Affiliates of CSFB have in the past and may in the future engage in general financing and banking transactions with TMCC and its affiliates.